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                               EXHIBIT 12.1
                      SAN DIEGO GAS & ELECTRIC COMPANY
         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                       AND PREFERRED STOCK DIVIDENDS
                          (Dollars in millions)
                                                                       For the three
                                                                        Months Ended
                             1994     1995     1996     1997     1998      3/31/99
                           -------- -------- -------- -------- ---------  ---------
Fixed Charges and Preferred
Stock Dividends:

Interest:
  Long-Term Debt              $ 82     $ 82     $ 76     $ 70      $ 55        $12
  Short-Term Debt                9       18       13       14        13          4
  Rate Reduction Bonds          --       --       --       --        41          9
Amortization of Debt
 Discount and Expense,
 Less Premium                    5        5        5        5         8          2
Interest Portion of
 Annual Rentals                  9       10        8        9         8          2
                           -------- -------- --------  ------- --------- ----------
   Total Fixed
    Charges                    105      115      102       98       125         29
                           -------- -------- -------- -------- --------- ----------
Preferred Dividend
 Requirements                    8        8        7        7         7          2
Ratio of Income Before
 Tax to Net Income          1.83501  1.78991  1.88864  1.91993   1.73993   1.97799
                           -------- -------- -------- -------- --------- ----------
Preferred Dividends
 for Purpose of Ratio           14       14       13       13        11          4
                           -------- -------- -------- -------- --------- ----------
 Total Fixed Charges
  and Preferred Stock
  Dividends For
  Purpose of Ratio            $119     $129     $115     $111      $136        $33
                           ======== ======== ======== ======== =========  =========
Earnings:

Net Income (before
 preferred dividend
 requirements)                $206     $219     $223     $238      $191        $55
Add:
 Fixed charges
  (from above)                 105      115      102       98       125         29
 Less: Fixed charges
  capitalized                    1        2        1        2         1         --
Taxes on Income                172      173      198      219       141         54
                           -------- -------- -------- -------- --------- ----------
 Total Earnings for
  Purpose of Ratio            $482     $505     $522     $553      $456        138
                           ======== ======== ======== ======== ========= ==========
Ratio of Earnings
 to Combined Fixed
 Charges and Preferred
 Stock Dividends              4.06     3.92     4.54     5.00      3.36       4.18
                           ======== ======== ======== ======== ========= ==========

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